Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Rules 457(c) and 457(h)	5,500,000	$4.28	$23,540,000.00	.0001531	$3,603.97

	Total Offering Amounts					$23,540,000.00		$3,603.97
	Total Fee Offsets							-
	Net Fee Due							$3,603.97

Offering Note
1
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.28 per share, the average of the high and low prices of the Registrant’s Common Stock on November 8, 2024 as reported on the Nasdaq Global Market.

(3)

Represents shares of Common Stock that were added to the shares authorized for issuance under the First Amendment to the Pyxis Oncology, Inc. 2021 Equity and Incentive Plan on October 23, 2024 following the approval of the Registrant's stockholders.